Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
Mallinckrodt plc
Dublin, Ireland
We hereby consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-189716) pertaining to the Employee Matters Agreement Equity Awards Plan of Mallinckrodt plc,

(2)	Registration Statement (Form S-8 No. 333-189712) pertaining to the Mallinckrodt Pharmaceuticals Stock and Incentive Plan of Mallinckrodt plc,

(3)
Registration Statement (Form S-8 No. 333-189712) pertaining to the Mallinckrodt Pharmaceuticals Employee Stock Purchase Plan and Mallinckrodt Pharmaceuticals Savings Related Share Plan of Mallinckrodt plc, and

(4)
Registration Statement (Form S-8 No. 333-196054) pertaining to the Questcor Pharmaceuticals, Inc. 2006 Equity Incentive Award Plan and the Questcor Pharmaceuticals, Inc. 1992 Employee Stock Option Plan;

of our reports dated February 26, 2014, relating to the consolidated financial statements and the effectiveness of Questcor Pharmaceuticals, Inc.'s internal control over financial reporting, which appear in the Annual Report to Shareholders, which is incorporated by reference in this Form 8-K/A. We also consent to the incorporation by reference of our report dated February 26, 2014 relating to the financial statement schedule, which appears in this Form 8-K/A.
/s/ BDO USA, LLP

Costa Mesa, California
October 24, 2014